Exhibit 10.22
LEASING AGREEMENT
AGREEMENT MADE BY AND BETWEEN MR JOSE ALFONSO I. OROZCO PEREZ, HEREIN CALLED LESSOR AND BY OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V., REPRESENTED BY MR EVERARDO GARIBAY RAMIREZ HEREIN CALLED LESSEE , WHICH IS ABIDED BY THE STATEMENTS AND CLAUSES HEREINAFTER SET FORTH:
D E F I N I T I O N S
1.	The Lessor does hereby declare:
a)	To be of legal age, married, with capacity to celebrate the present agreement.

b)	The Lessor as well declares to have the free disposition of the warehouse located in Pedro Martinez Rivas,Parque Industrial Belenes Norte in Zapopan, Jalisco and that is its desire to give in Renting the building before described.
2.	The Lessee by means of his representative declares:
a)	That it is legally constituted a Mexican mercantile society by means of deed number 3605 (three thousand, six hundred and five) dated 30 thirty April 2003 two thousand and three, granted in the presence of lawyer Armando G. Manzano, notary public no. 1 One of Michoacan State and registered under number 0000041 volume 000313 of the Commerce Society Book , of the Morelia district and that at the same time has register 686-687 volume 719 in the First Book of the Commerce Registry of Guadalajara City State of Jalisco, and that its Constancy of Registry in the Federal Tax Payer Record is: OTMO 30430-em5

b)	That in agreement with its social objective and for its due execution it requires to take in renting the building described in the declaration of the Lessor, with an approximated extension of 500 five hundred square meters.

c)	That its representative has all the rights to celebrate this Agreement on behalf of the Society and such rights have not been revoked as declared deed number 95370 dated 30 November 2005 two thousand and five, that is duly registered with number 688 volume 719 First Book of the Commerce Registry of Guadalajara City State of Jalisco
Established the aforementioned statements, parties declare agree with the following:
TERMS AND CONDITIONS
FIRST .- Lessor delivers in renting to the Lessee, who receives in the perfect conditions, the warehouse marked with number 861 in street Pedro Martínez Rivas located in the Industrial Park of Belenes North in Zapopan, Jalisco.
SECOND.- TERM OF THE AGREEMENT- The term of the renting will be of 1 year mandatory for both parties, counted as of day 15 fifteen of May 2006, two thousand and six and finishes the 14 fourteen of May of 2007 two thousand and seven. Once the term of the renting has finished, it is not understood as renewed unless expressed and agreed in writing. Consequently the Lessee resigns to the right of extending the term as stipulated in Article 2051 of the civil Code of Jalisco

THIRD.- USE: Lessee will exclusively use the property comprised in this Agreement for the storage of pharmaceutical products.
FOURTH.-
A)	RENT: Lessee shall pay to Lessor a monthly rent of $23,000.00 (Twenty-three thousand pesos M.N.) plus VAT, less retention the fifth day of every moth otherwise it will cause a monthly interest of 3%. This rent does not include the payment of maintenance fees established by the Joint/Ownership assembly of Belenes North Industrial Park and that Lessee will directly pay to the Joint/ Ownership Administration the garbage collection.

B)	PAYMENT .- The payment of the monthly rent as well as of the conventional fine, if any will have to be in the Lessor’s address indicated in Clause Thirteenth or by means of a Bank Transfer to the account designated by Lessor

C)	DEPOSIT.- Lessee shall deposit with Lessor $46,000.00 (Forty six thousand pesos 00/100 M.N.) for the security to execute Lessee’s obligations under this lease serving the present Agreement as the most ample receipt; Lessor commits to return this amount without interests, once Lessee vacates the building and that it is verified that does not exist pending debts, nor damages to the rented building.
FIFTH.- LAND TAXES AND EXPENSES. Payment of contributions and land taxes will be covered by Lessor, while payment of Electricity, fees and telephone bills will be covered by Lessee who will have no overdue debt when leaving the building.

SIXTH.- IMPROVEMENTS AND ALTERATIONS: So that the Lessee can make improvements or decorative alterations to the rented building he will require:
1.	The municipal, state or federal permissions necessary to make the alterations mentioned in the preceding paragraph.

2.	Previous consent in writing of the Lessor.
All the improvements, constructions or additions that the rented building will have, shall remain as benefit of this building and the Lessee will not have to right to ask for any kind or indemnification as granted for 2003 by the Civil Code for the State of Jalisco.
SEVENTH.- MAINTENANCE: The Lessee declares have received the building in good shape for the agreed usage, committing himself to return it in the same conditions; as well Lessee shall at its own expense and at all times, maintain the premises in a good and safe condition, including plate glass, electrical wiring, pluming and air conditioners. Therefore, Lessee shall take all kind of preventive acts in order to avoid fires and all those necessary conditions to safeguard facilities, constructions and third parties contiguous buildings .For such effect Lessee signs and accepts attached photographs as part of this agreement.
EIGHT.- SUBLEASE: Lessee shall not be able to sublease , transfer or grant in any form the use of or rented building or the rights of the this contract to third parties; any such assignment or subletting without consent shall be void and at the option of the Lessor, may terminate this lease.
NINTH.- RESCISSION: Lessor will be able to demand the rescission of the Contract in addition to causal of Articles 2140 of the Civil Code of the

State of Jalisco because of lack of payment and the lack of maintaining an insurance policy to cover this Agreement.
TENTH.- In the event that at the end of this contract the Lessee does not delivers the building empty to the Lessor and independently of the right of the Lessor to take legal actions that correspond for such breach, Lessee shall pay a conventional fine of 75% of the total amount of a monthly rent, besides covering monthly rents for all such time that building continues occupied, without considering this agreement as being renewed since it is understood that such delay does not have consent of the Lessor
ELEVENTH.- ATTORNEY’S FEES: In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises Lessee shall be responsible for the expenses caused and shall be entitled to pay attorney’s fees in the amount of one and a half month rent.
TWELFTH .- INSURANCES: Lessee at his expense shall maintain an insurance policy and have it effective throughout the time that occupies the building, to guarantee damages to the building and to third parties caused by fire, explosion and in general any other act that can cause some damage to the building or to third parties, with sufficient coverage to guarantee the repair caused by damages, and is obliged to give to Lessor copy of such insurance policy in day fifteen after the signature of this Agreement.
THIRTEEN. — ADDRESSES — For the case of judicial or extrajudicial notification, parties declare the following addresses:
LESSOR: Av 5 de Febrero 554, Sector Reforma de Guadalajara, Jalisco.

LESSE: Pedro Martínez Rivas 681, Parque Industrial Belenes Norte en Zapopan, Jalisco.
FOURTEEN.- COMPETITION: The parties specifically resign to the actual or future domiciliary law and in the event of jurisdiction will submit to Guadalajara City courts.
The parties accept the content, legal scope and consequences of this Agreement, as well as the text of the legal articles mentioned herewith. With regard to the above it is co-signed in duplicate in Guadalajara City, Jalisco State on 5 May 2006

/s/	/s/

LESSOR	LESSEE

/s/

WITNESS